Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122782) pertaining to the Seitel, Inc. 2004 Stock Option Plan, the Non-Employee Director Non-Plan Restricted Stock Award Agreements and the Non-Qualified Stock Option Agreement for Fred Zeidman, and Registration Statement (Form S-3 No. 333-124839) pertaining to the registration of Seitel common stock and common stock purchase warrants, of our reports date March 26, 2004, except for Note P, as to which the date is December 17, 2004, with respect to the consolidated financial statements and schedule of Seitel, Inc. included in the Annual Report (Form 10-K ) for the year ended December 31, 2005.

                                                                        /s/ Ernst & Young, LLP

Houston, Texas

March 14, 2006